Exhibit 99.1

October 4, 2006
News Release	Cusip 37947A 105
Trading Symbol: GGRN

GLOBAL GREEN TO EARN EXCLUSIVE WORLD RIGHTS FOR
A BIO-FUEL OIL PRODUCTION TECHNOLOGY

Vancouver, B.C. - Global Green Solutions Inc. (GGRN) October 4, 2006 - Global Green Solutions Inc announced it has the right to earn the exclusive world rights to a bio-fuel oil technology (known as Vertigro) from Valcent Products Inc. of El Paso, Texas. Vertigro is a C02 sequestration system in high-density vertical bioreactors for the mass production of certain algae that consume up to 90% of their weight with C02 using sunlight as the energy source to drive photosynthesis. Approximately 50% of the dry weight of the algae is an oil suitable for bio-fuel blending with diesel and for other uses. Vertigro is designed as a continuous closed loop that uses little man made energy and nominal water.

Data received from Valcent's continuously operating test bed facility demonstrates that yields up to 4,000 barrels oil per acre, per year, at an estimated cost of $20 per barrel are achievable on a commercial scale. As a comparison, typically corn will yield up to one-half a barrel of oil per acre per year at considerably higher cost; palm oil, with highest yield of conventional sources, delivers approximately fifteen barrels of oil per acre per year. After a demonstration pilot plant, slated for July 2007, is in operation, several production units that may total 1,000 acres may be built which would have the potential of producing approximately 4,000,000 barrels of oil per year with significant carbon dioxide green credits and other commercial products. At that rate of production, Vertigro will sequester approximately 2,700,000 tons C02 per year which will be sold as a green credit within the emerging green credit system within the USA and within the Kyoto Protocols.

Global Green has agreed to fund a demonstration pilot plant at an estimated cost of $ 2,500,000. The Plant will be built on Valcent's lands located in the El Paso area by mid July of next year and in doing so Global Green will have earned the exclusive world rights for commercialization. On completing the pilot plant, Global Green will have earned a 70% joint venture interest, leaving Valcent with a 30% carried joint venture interest with both parties subject to 4.5% third party royalties. Under the terms of the Joint Venture, Valcent retained the right to carry Global Green for a 30% Joint Venture interest if Valcent elects to produce a model for the consumer markets.

Studies report the world market demand for alternate energy and bio-fuels will grow dramatically. The US Department of Agriculture believes that demand for biodiesel fuels will grow astronomically and account for 200 billion barrels produced by 2010. According to Frost and Sullivan, there is a 25% annualized growth rate for bio-diesel fuels at this time in Europe. The U.S Department of Defense, the largest consumer of fuel in the world, requires 75% of the new vehicles it purchases to be alternate fuel users. In all countries, the drivers are the same: concern for global warming, rising cost of fossil fuels, and a desire to be independent from oil producing nations.

News Release October 4, 2006

Doug Frater, CEO of Global Green, noted, "We are experiencing significant early interest for Vertigro from power utilities, oil and gas production and petrochemical companies as well as international government institutions. We are looking forward to working with Valcent's scientists during the commercialization process." Glen Kertz, CEO of Valcent, also commented " In addition to its obvious commercial advantages, we are gratified to be assisting in reducing greenhouse gas emissions while producing a secure source of energy within the USA. We are also proud to note that Vertigro plants will not be built on existing agricultural lands."

Global Green Solutions Inc. develops and implements ecotechnology solutions which reduce greenhouse gas emissions in energy industry applications. Global Green Solutions Inc is a US public traded company GGRN (OTC: BB) with offices in Houston, El Paso, San Diego, London, Brussels, Caracas and Johannesburg.

For more information please visit www.globalgreensolutionsinc.com

Contact: Sweet Water Capital Corp
Steve McGuire or Bob Faris
(800) 877-1626 or 604-606-7979

 Email: info@globalgreensolutionsinc.com

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors effecting the Company's operations, markets, products and prices and other factors discussed in the Company's various filings with the Securities and Exchange Commission.